UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2005

THREE FIVE SYSTEMS, INC.
(Exact name of Company as specified in its charter)

DELAWARE	1-4373	86-0654102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 N. DESERT DRIVE
TEMPE, AZ
85281
(Address of Principal Executive Offices)
(Zip Code)
Company’s telephone number, including area code: 602-389-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 29, 2005, Three Five Systems, Inc. (the “Company”) entered into an executive retention agreement with its President and Chief Executive Officer, Jack L. Saltich (the “Executive”).
     The term of Executive’s employment under the agreement commenced on the date of the agreement and will continue until the earliest of: the death of the Executive, the resignation of the Executive with the prior approval of the Board of Directors of the Company, the termination of the Executive for Cause (as defined in the agreement), or the Company has a plan of reorganization confirmed under the United States bankruptcy code.
     During the term of the agreement the Executive may resign from his current positions of President and Chief Executive Officer, but will remain employed in a capacity assisting, and reporting to, the Chief Restructuring Officer. During the term of the agreement the Executive’s salary and benefits will be the same as those prior to the new agreement. However, if the Executive remains in the employ of the Company through the term of the agreement, unless the Company has terminated the Executive’s employment for Cause, the Executive will receive a lump sum amount equal to the Executive’s base salary for a period of sixteen months less the length of his service under the new agreement.
     If the Executive remains in the employ of the Company through the term of the agreement, unless the Company has terminated the Executive’s employment for Cause, the Executive will be entitled to an incentive bonus based upon any amount paid to the shareholders in the event that there is a reorganization of the Company that distributes cash to the shareholders. If there is a shareholder distribution and it is greater than $4 million, the incentive amount will be 1.25% of the first $2 million by which a shareholder distribution exceeds $4 million, plus 2.5% of any amount by which a shareholder distribution exceeds $6 million.
Item 8.01 Other Events
     (A) The Company continues to review and prepare its financial results for the quarter ended June 30, 2005. Certain recent developments, including, but not limited to, the previously announced sale of the majority of the assets of its subsidiary, TFS Electronic Manufacturing Services, Inc., the reduction in support staff employees at the Company, and the Company's analysis of the carrying value of its assets as of June 30, 2005 have combined to delay the preparation and filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005.
     (B) The Company has a supply agreement with Avocent Corporation (“Avocent”), dated March 1, 2004, (the “Supply Agreement”), under which the Company is obligated to manufacture and sell, and Avocent is obligated to purchase, various products. The Supply Agreement is attached hereto as Exhibit 99.1.
     Avocent was the Company’s largest customer in fiscal 2004 and the first quarter of 2005, accounting for approximately 66% of net sales during the first quarter of 2005 as reported in the

Company’s 10-Q for the quarter ended March 31, 2005. Additionally, in the first quarter of 2005, Avocent accounted for approximately 90% of net sales at the Company’s Penang operations.
     The Company has been informed by representatives of Avocent that it is qualifying another supplier for products supplied by the Company under the Supply Agreement. The Company is in negotiations with Avocent regarding the ongoing relationship between the parties, the Supply Agreement and the amount of future business between the parties. The Company is currently unable to determine how much or when Avocent may begin to transition its purchases under the Supply Agreement from the Company to another supplier. A material reduction in the amount of revenue from Avocent would have a material impact on the Company’s results of operations.
     The Company continues to explore a variety of options, including, but not limited to, the possibility of a bankruptcy filing or the sale or other disposition of its remaining operating subsidiaries and assets, which could materially effect the value of the Company’s outstanding securities.
Item 9.01 Exhibits
99.1	Supply Agreement, dated March 1, 2004, between the Company and Avocent Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THREE FIVE SYSTEMS, INC.

Date: August 29, 2005	By:	/s/ Carl H. Young III

	Name:	Carl H. Young III
	Title:	Chief Restructuring Officer